Lang Michener LLP
BARRISTERS & SOLICITORS

Vancouver Toronto Ottawa	1500 - 1055 West Georgia Street, P.O. Box 11117 Vancouver, British Columbia, Canada V6E 4N7 Telephone (604) 689-9111 Facsimile (604) 685-7084

EXHIBIT 5.1

File Number: 58775-0007-general

March 14, 2007

MAR KED MINERAL EXPLORATION, INC
555 Jervis Street, Suite 1602
Vancouver, British Columbia, Canada, V6E 4N1

Attention:       Aaron Ui, President and Chief Executive Officer

Dear Sirs:

MAR KED MINERAL EXPLORATION, INC. - Registration Statement on Form SB-2

We have acted as counsel for Mar Ked Mineral Exploration, Inc., a Nevada corporation (the "Company"), in connection with the preparation of the Registration Statement on Form SB-2 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended, relating to the offering of 5,900,000 shares of the Company's common stock (the "Shares") by the selling shareholders named in the Registration Statement (the "Selling Shareholders").

In rendering the opinion set forth below, we have reviewed and read: (a) the Registration Statement dated March 14, 2007 and the exhibits attached thereto; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings, including resolutions of the directors approving the issuance of the Shares to the Selling Shareholders; (e) subscription agreements (the "Subscription Agreements") entered into between the Selling Shareholders and the Company for the purchase of the Shares; and (f) an officer's certificate executed by Aaron Ui, President and Chief Executive Officer, dated as of even date herewith (the "Officer's Certificate").

For purposes of this opinion, we have not reviewed any documents other than the documents listed in (a) through (f) above. In particular, we have not reviewed, and express no opinion on, any document (other than the documents listed in (a) through (f) above) that is referred to or incorporated by reference into, the documents reviewed by us.

Based upon the foregoing, we are of the opinion that the Shares to be sold by the Selling Shareholders are validly issued, fully paid and non-assessable shares of the Company's common stock.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

    The foregoing opinion is limited to Nevada law, including all applicable provisions of the Constitution of the State of Nevada, statutory provisions of the State of Nevada and reported judicial decisions of the courts of the State of Nevada interpreting those laws. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule or regulation, state or federal, applicable to the Company.

    We have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (iv) that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect.

    We have assumed that each Subscription Agreement has been duly executed and delivered by each party and constitutes the legal, valid and binding obligations of the parties thereto, and that each Subscription Agreement is enforceable against each of the parties thereto in accordance with its terms.

    We have assumed that each of the statements made and certified in the Officer's Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, and remains true and correct on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being referred to in the section of the Registration Statement and the prospectus included therein entitled "Legal Matters".

Yours truly,

"Lang Michener LLP"